Exhibit 99.1

First Data Announces Offering of $1.5 Billion

of Senior Secured Notes

NEW YORK, NOVEMBER 5, 2015 — First Data Corporation (“First Data”) (NYSE: FDC) today announced that it intends to offer $750 million aggregate principal amount of senior secured first lien notes due 2024 and $750 million aggregate principal amount of senior secured second lien notes due 2024 (together, the “Notes”), subject to market conditions. First Data intends to use the proceeds from the offering of the Notes to redeem all remaining outstanding amount of its 8.75% senior secured second lien notes due 2022 and a portion of its 8.25% senior secured second lien notes due 2021, and to pay any applicable premiums and related fees and expenses. The proposed offering of the Notes is part of a refinancing transaction that includes a proposed refinancing of First Data’s senior secured term loan facility due March 2017 with the proceeds from incremental term loans with face amounts of $750 million and €200 million (estimated at $223 million equivalent) under its senior secured term loan facility due July 2022.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.”  You can identify forward-looking statements because they contain words such as “believes” and “expects.”  Forward-looking statements are based on First Data’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our filings with the U.S. Securities and Exchange Commission, including our registration statement on Form S-1, as amended (File No. 333-205750), under the caption “Risk Factors.”

Contact

Peter Poillon

Investor Relations

212-266-3565

Peter.Poillon@firstdata.com

Liidia Liuksila

Public Relations

212-515-0174

Liidia.Liuksila@firstdata.com